Griffon Corporation Announces First Quarter Results

NEW YORK, NEW YORK, February 5, 2026 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal 2026 first quarter ended December 31, 2025.

Revenue for the first quarter totaled $649.1 million, a 3% increase compared to $632.4 million in the prior year quarter.

Net income totaled $64.4 million, or $1.41 per share, compared to $70.9 million, or $1.49 per share, in the prior year quarter. Excluding all items that affect comparability from both periods, adjusted net income (a non-GAAP measure) was $66.3 million, or $1.45 per share, in the current year quarter compared to $65.9 million, or $1.39 per share, in the prior year quarter. For a reconciliation of net income to adjusted net income (a non-GAAP measure), and earnings per share to adjusted earnings per share (a non-GAAP measure), see the attached table.
Adjusted EBITDA for the first quarter was $129.6 million, a 1% decrease from the prior year quarter of $131.2 million. Adjusted EBITDA, excluding unallocated amounts (primarily corporate overhead) of $15.0 million in the current quarter and $14.0 million in the prior year quarter, totaled $144.6 million in the current quarter compared to the prior year of $145.2 million. For a reconciliation and definition of adjusted EBITDA (a non-GAAP measure), to income before taxes, see the attached table.

“We are pleased with our first quarter performance, highlighted by free cash flow of $99 million, continued solid operating performance at Home and Building Products, and improved profitability at Consumer and Professional Products,” said Ronald J. Kramer, Chairman and Chief Executive Officer. “We are on track to meet our updated financial targets for the year.”

Segment Operating Results

Home and Building Products ("HBP")

HBP's first quarter revenue of $408.0 million increased 3% from $395.4 million in the prior year quarter primarily due to favorable pricing and mix of 7% for both residential and commercial, partially offset by reduced volume of 4% driven by residential.

Adjusted EBITDA of $122.8 million decreased 3% from $127.0 million in the prior year quarter resulting from increased material costs, labor costs and operating expenses and the impact of reduced volume on absorption, partially offset by the increased revenue noted above.

Consumer and Professional Products ("CPP")

CPP's first quarter revenue of $241.1 million increased 2% compared to the prior year quarter, primarily driven by price and mix with increased volume in Australia and Canada, offset by decreased volume in the United States.

Adjusted EBITDA of $21.7 million increased 19% compared to the prior year quarter, primarily due to the net increase in revenue noted above.

Taxes
The Company reported pre-tax income for the quarters ended December 31, 2025 and December 31, 2024, and recognized effective tax rates of 28.4% and 27.3%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended December 31, 2025 and 2024 were 28.0% and 27.7%, respectively.

Balance Sheet and Capital Expenditures
As of December 31, 2025, the Company had cash and equivalents of $95.3 million and total debt outstanding of $1.35 billion, resulting in net debt of $1.26 billion. During the quarter, debt was reduced by approximately $60.0 million. Leverage, as calculated in accordance with our credit agreement (see the attached table), was 2.3x net debt to EBITDA as of December 31, 2025 compared to 2.4x as of both December 31, 2024 and September 30, 2025. Free cash flow was $99.3 million for the three month period ended December 31, 2025. Capital expenditures, net, were $7.7 million for the quarter ended December 31, 2025. At December 31, 2025, borrowing availability under the revolving credit facility was $485.7 million, subject to certain loan covenants. For a reconciliation and definition of free cash flow (a non-GAAP measure), to net cash provided by operating activities, see the attached table.

Share Repurchases

Share repurchases during the quarter ended December 31, 2025 totaled 0.2 million shares of common stock, for a total of $18.1 million, or an average of $73.21 per share. As of December 31, 2025, $280.0 million remained under the Board authorized share repurchase program. Since April 2023 and through December 31, 2025, the Company purchased 11.1 million shares of common stock or 19.3% of the outstanding shares, for a total of $578.0 million or an average of $52.27 per share.

Strategic Actions

Earlier today, Griffon announced it has entered into a definitive agreement with ONCAP, the mid-market private equity platform of Onex Corporation (TSX:ONEX), to form a joint venture which will include CPP’s AMES U.S. and Canada businesses. In addition, Griffon announced the exploration of strategic alternatives for CPP’s AMES Australia and UK businesses, and the combination of Hunter Fan with the HBP segment.

Starting with Griffon’s fiscal second quarter, AMES U.S., Canada, Australia, and UK will be reported as discontinued operations.

Updated 2026 Outlook

As a result of the strategic actions noted above, Griffon now expects fiscal 2026 revenue from continuing operations to be $1.8 billion and Adjusted EBITDA to be $520 million, excluding unallocated costs of $62 million. Free cash flow from continuing operations, including capital expenditures of $50 million, is expected to exceed net income, with depreciation of $27 million and amortization of $15 million. Fiscal year 2026 interest expense is expected to be $93 million, and Griffon’s normalized tax rate is expected to be 28%.

This fiscal year 2026 outlook is consistent with the contributions from both the legacy HBP segment and Hunter Fan included within Griffon’s guidance provided in November 2025.

Conference Call Information

The Company will hold a conference call today, February 5, 2026, at 8:30 AM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13757658. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Thursday, February 6, 2026, at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) and entering the conference ID number: 13757658. The replay will be available through Thursday, February 19, 2026, at 11:59 PM ET.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” "achieves,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as steel, resin and wood, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events or military conflicts that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of pandemics on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. As long-term investors, we intend to continue to grow and strengthen our existing businesses, and to diversify further through investments in our businesses and acquisitions.

Griffon conducts its operations through two reportable segments:

•Home and Building Products ("HBP") conducts its operations through Clopay Corporation. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Clopay, Cornell and Cookson brands.

•Consumer and Professional Products (“CPP”) is a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact            Investor Relations Contact
Brian G. Harris                Tom Cook
EVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8250
IR@griffon.com

Griffon evaluates performance and allocates resources based on segment adjusted EBITDA and adjusted EBITDA, non-GAAP measures, which are defined as income before taxes, excluding interest income and expense, depreciation and amortization, strategic review charges, non-cash impairment charges, restructuring charges, gain/loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable. Segment adjusted EBITDA also excludes unallocated amounts, mainly corporate overhead. Griffon believes this information is useful to investors.

The following tables provide operating highlights and a reconciliation of segment adjusted EBITDA and adjusted EBITDA to income before taxes:

(in thousands)	For the Three Months Ended December 31,
REVENUE	2025	2024

Home and Building Products	$408,004	$395,401
Consumer and Professional Products	241,084	236,970
Total revenue	$649,088	$632,371

	For the Three Months Ended December 31,
(in thousands)	2025	2024
ADJUSTED EBITDA:
Home and Building Products	$122,835	$127,042
Consumer and Professional Products	21,730	18,192
Segment adjusted EBITDA	144,565	145,234
Unallocated amounts, excluding depreciation*	(14,984)	(14,042)
Adjusted EBITDA	129,581	131,192
Net interest expense	(21,747)	(24,481)
Depreciation and amortization	(15,703)	(15,614)
Impact of retirement plan events	(1,609)	—
Loss from debt extinguishment	(556)	—
Gain on sale of real estate	—	7,974
Strategic review - retention and other	—	(1,651)
Income before taxes	$89,966	$97,420
*Primarily Corporate Overhead

(in thousands)	For the Three Months Ended December 31,
DEPRECIATION and AMORTIZATION	2025	2024
Segment:
Home and Building Products	$4,401	$4,275
Consumer and Professional Products	11,129	11,218
Total segment depreciation and amortization	15,530	15,493
Corporate	173	121
Total consolidated depreciation and amortization	$15,703	$15,614

Griffon believes free cash flow ("FCF", a non-GAAP measure) is a useful measure for investors because it demonstrates the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends. FCF is defined as net cash provided by operating activities less capital expenditures, net of proceeds.

The following table provides a reconciliation of net cash provided by operating activities to FCF:

	For the Three Months Ended December 31,
(in thousands)	2025	2024
Net provided by operating activities	$106,992	$142,922
Acquisition of property, plant and equipment	(7,662)	(17,456)
Proceeds from the sale of property, plant and equipment	—	17,220
FCF	$99,330	$142,686

Net debt to EBITDA (Leverage ratio), a non-GAAP measure, is a key financial measure that is used by management to assess the borrowing capacity of the Company. The Company has defined its net debt to EBITDA leverage ratio as net debt (total principal debt outstanding net of cash and equivalents) divided by the sum of trailing twelve-month (“TTM”) adjusted EBITDA (as defined above) and TTM stock-based compensation expense. The following table provides a calculation of our net debt to EBITDA leverage ratio as calculated per our credit agreement:

(in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Cash and equivalents	$95,280	$99,045	$151,952
Notes payable and current portion of long-term debt	8,119	8,103	8,143
Long-term debt, net of current maturities	1,346,110	1,404,387	1,466,889
Debt discount/premium and issuance costs	9,930	11,536	14,604
Total gross debt	1,364,159	1,424,026	1,489,636
Debt, net of cash and equivalents	$1,268,879	$1,324,981	$1,337,684

TTM adjusted EBITDA(1)	$520,682	$522,293	$528,442
TTM stock based compensation	26,532	25,483	25,799
TTM adjusted EBITDA	$547,214	$547,776	$554,241

Leverage ratio	2.3x	2.4x	2.4x

1. Griffon defines adjusted EBITDA as operating results before interest income and expense, income taxes, depreciation and amortization, restructuring charges, debt extinguishment, net and acquisition related expenses, as well as other items that may affect comparability, as applicable.

The following tables provide a reconciliation of selling, general and administrative expenses for items that affect comparability for the three months ended December 31, 2025 and 2024:

	For the Three Months Ended December 31,
(in thousands)	2025	2024
Selling, general and administrative expenses, as reported	$153,406	$152,181
% of revenue	23.6%	24.1%
Adjusting items:
Strategic review - retention and other	—	(1,651)
Selling, general and administrative expenses, as adjusted	$153,406	$150,530
% of revenue	23.6%	23.8%

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2025	2024
Revenue	$649,088	$632,371
Cost of goods and services	382,323	368,095
Gross profit	266,765	264,276

Selling, general and administrative expenses	153,406	152,181
Income from operations	113,359	112,095

Other income (expense)
Interest expense	(22,104)	(24,887)
Interest income	357	406
Gain on sale of real estate	—	7,974
Loss from debt extinguishment	(556)	—
Other, net	(1,090)	1,832
Total other expense, net	(23,393)	(14,675)

Income before taxes	89,966	97,420
Provision for income taxes	25,579	26,569
Net income	$64,387	$70,851

Basic earnings per common share	$1.44	$1.56

Basic weighted-average shares outstanding	44,655	45,538

Diluted earnings per common share	$1.41	$1.49

Diluted weighted-average shares outstanding	45,765	47,541

Dividends paid per common share	$0.22	$0.18

Net income	$64,387	$70,851
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	3,601	(20,018)
Pension and other post retirement plans	1,928	55
Change in cash flow hedges	(977)	2,264
Total other comprehensive income (loss), net of taxes	4,552	(17,699)
Comprehensive income, net	$68,939	$53,152

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	December 31, 2025	September 30, 2025
CURRENT ASSETS
Cash and equivalents	$95,280	$99,045
Accounts receivable, net of allowances of $11,354 and $10,086	273,955	290,807
Inventories	440,320	440,772
Prepaid and other current assets	56,996	53,059
Assets held for sale	5,534	5,609
Assets of discontinued operations	1,300	1,302
Total Current Assets	873,385	890,594
PROPERTY, PLANT AND EQUIPMENT, net	293,095	293,528
OPERATING LEASE RIGHT-OF-USE ASSETS	181,170	167,829
GOODWILL	192,917	192,917
INTANGIBLE ASSETS, net	483,344	488,114
OTHER ASSETS	26,203	25,956
ASSETS OF DISCONTINUED OPERATIONS	4,688	4,699
Total Assets	$2,054,802	$2,063,637

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$8,119	$8,103
Accounts payable	138,835	137,484
Accrued liabilities	157,279	152,707
Current portion of operating lease liabilities	34,370	32,307
Liabilities of discontinued operations	3,241	3,956
Total Current Liabilities	341,844	334,557
LONG-TERM DEBT, net	1,346,110	1,404,387
LONG-TERM OPERATING LEASE LIABILITIES	159,299	147,203
OTHER LIABILITIES	93,903	98,748
LIABILITIES OF DISCONTINUED OPERATIONS	4,743	4,770
Total Liabilities	1,945,899	1,989,665
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	108,903	73,972
Total Liabilities and Shareholders’ Equity	$2,054,802	$2,063,637

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$64,387	$70,851
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,703	15,614
Stock-based compensation	6,427	5,378
Provision for losses on accounts receivable	1,862	1,182
Amortization of debt discounts and issuance costs	1,052	1,029
Pension and other post-retirement non-cash charges	2,310	636
Loss from debt extinguishment	556	—
Loss on sale of assets and investments	—	168
Gain on sale of real estate	—	(7,974)
Change in assets and liabilities:
Decrease in accounts receivable	15,826	35,445
(Increase) decrease in inventories	1,939	(393)
Increase in prepaid and other assets	(3,510)	(5,066)
Increase in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	286	25,941
Other changes, net	154	111
Net cash provided by operating activities	106,992	142,922
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(7,662)	(17,456)
Proceeds from the sale of property, plant and equipment	—	17,220
Net cash used in investing activities	(7,662)	(236)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(11,196)	(9,037)
Purchase of shares for treasury	(30,308)	(49,083)
Payments of long-term debt	(60,000)	(50,000)
Financing costs	(38)	(42)
Other, net	(12)	41
Net cash used in financing activities	(101,554)	(108,121)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(730)	(180)
Net cash used in discontinued operations	(730)	(180)
Effect of exchange rate changes on cash and equivalents	(811)	3,129
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(3,765)	37,514
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	99,045	114,438
CASH AND EQUIVALENTS AT END OF PERIOD	$95,280	$151,952
Supplemental Disclosure of Non-Cash Flow Information:
Capital expenditures in accounts payable	$1,559	$2,064

Griffon evaluates performance based on adjusted net income and the related adjusted earnings per share, which excludes the impact of retirement plan events, gain/loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, non-GAAP measures. Griffon believes this information is useful to investors. The following table provides a reconciliation of net income to adjusted net income and earnings per common share to adjusted earnings per common share:

	For the Three Months Ended December 31,
	2025	2024
	(Unaudited)

Net income	$64,387	$70,851

Adjusting items:
Impact of retirement plan events(1)	1,609	—
Loss from debt extinguishment	556	—
Gain on sale of real estate	—	(7,974)
Strategic review - retention and other	—	1,651
Tax impact of above items(2)	(518)	1,595
Discrete and certain other tax provisions (benefits), net(3)	268	(250)

Adjusted net income	$66,302	$65,873

Earnings per common share	$1.41	$1.49

Adjusting items, net of tax:
Impact of retirement plan events(1)	0.03	—
Loss from debt extinguishment	0.01	—
Gain on sale of real estate	—	(0.13)
Strategic review - retention and other	—	0.03
Discrete and certain other tax provisions (benefits), net(3)	0.01	(0.01)

Adjusted earnings per common share	$1.45	$1.39

Diluted weighted-average shares outstanding (in thousands)	45,765	47,541

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

(1) For the three months ended December 31, 2025, the impact of retirement plan events relates to a non-cash charge of $1,609 included in Other, net associated with the establishment of a retiree medical plan. The Company will recognize a non-cash charge related to such plan of $5,362 ratably over the first 10 months of fiscal 2026.

(2) The tax impact for the above reconciling adjustments from GAAP net income to non-GAAP adjusted net income and the related adjusted EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(3) Discrete and certain other tax provisions (benefits) primarily relate to the impact of a rate differential between statutory and annual effective tax rate on items impacting the quarter.